FOR IMMEDIATE RELEASE

AVP Announces Management Team Transition

LOS ANGELES, February 21, 2008 -AVP, Inc. (OTCBB: AVPI) announced that, effective today, Russ Pillar has resigned as Vice Chairman of the Company’s Board of Directors and from his executive post. Mr. Pillar will continue to be available to AVP as a consultant in the area of developing senior sponsorship relationships and providing guidance on strategy for the Company’s digital media efforts.

“Russ had a strong and immediate positive impact on our brand, our business, and our company,” said Leonard Armato, AVP’s Chairman and Chief Executive Officer. “I look forward to calling on him for continued counsel in the future.”

“Leonard and I agree on AVP’s promise,” said Russ Pillar. “We also agree that, given his leadership and direction of the Company, my contribution will best be made as called upon rather than on a full-time operational basis.”

About AVP, Inc.

AVP, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. One of the fastest growing entities in the sports world, the AVP operates two of the industry's most prominent national outdoor touring series, the AVP Pro Beach Volleyball Tour (1983) and the AVP Hot Winter Nights Indoor Tour launching in 2008. The AVP is set to stage more than 35 events throughout the United States in 2008 and features more than 150 of the top men and women competitors in the sport.  At the 2004 Athens Olympics, AVP athletes representing the United States won gold and bronze. The medals were the first won by the U.S. women in professional beach volleyball, and the 2007 World Champions in each gender are AVP athletes. AVP is headquartered in Los Angeles, Calif., and the company¹s stock trades under the symbol AVPI on the OTC Bulletin Board. For more information, please visit www.avp.com.

Forward Looking Statements

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

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Media Contact:
Kimberly Moran
Brener Zwikel & Associates
818-462-5612 / kimberlym@bzapr.com